Exhibit 99.3

IMPERVA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2018 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and six months ended June 30, 2018, are based on the historical financial statements of Imperva, Inc. (“Imperva”, “we”, “our”) and Prevoty, Inc. (“Prevoty”) after giving effect to the acquisition of Prevoty (“Acquisition”) and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and six months ended June 30, 2018 give effect to the Acquisition as if it had occurred on January 1, 2017.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the Acquisition as if it had occurred on June 30, 2018. The Acquisition was completed on August 9, 2018.

The Acquisition has been accounted for pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The total estimated consideration to be transferred, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets and intangible assets of Prevoty acquired in connection with the acquisition, based on their estimated fair values as of the date of the acquisition, and the excess is allocated to goodwill. Imperva has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (generally one year from the acquisition date) as we finalize the valuations of the net intangible assets. The final valuations of identifiable intangible assets and associated tax effects may change significantly from our preliminary estimates. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations or financial position of Imperva that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Imperva. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that Imperva may achieve, or any additional expenses that it may incur, with respect to the combined companies.

The unaudited pro forma condensed combined financial statements, including the notes thereto should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;
•

Our audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 23, 2018;

•	Our unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2018, included in our Quarterly Report on Form 10-Q filed with the SEC on August 3, 2018;
•	Prevoty’s audited consolidated financial statements as of and for the year ended December 31, 2017, included in Exhibit 99.1; and
•	Prevoty’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2018, included in Exhibit 99.2.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2018

(In thousands)

	Historical
	Imperva, Inc.	Prevoty, Inc. (Note 1)	Pro forma adjustments	Note 2	Pro forma combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$209,194	$9,883	$(2,785)	A	$216,292
Short-term investments	185,278	–	(129,367)	A	55,911
Restricted cash	30	–	–		30
Accounts receivable, net	70,307	1,611	–		71,918
Deferred costs, current	5,765	–	–		5,765
Inventory	196	–	–		196
Prepaid expenses and other current assets	12,975	429	–		13,404
Total current assets	483,745	11,923	(132,152)		363,516
Property and equipment, net	22,740	64	–		22,804
Goodwill	36,389	–	111,621	B	148,010
Intangible assets, net	2,920	–	12,100	C	15,020
Severance pay fund	5,950	–	–		5,950
Restricted cash	2,334	–	–		2,334
Deferred tax assets	1,017	–	–		1,017
Other assets	19,393	106	(89)	D	19,410
TOTAL ASSETS	$574,488	$12,093	$(8,520)		$578,061
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,139	$184	$–		$5,323
Income taxes	10,015	–	–		10,015
Accrued compensation and benefits	22,668	314	–		22,982
Accrued and other current liabilities	13,970	253	1,104	E	15,327
Related-party note payable	–	3,576	(3,576)	F	–
Deferred revenue, current	128,519	4,558	(3,354)	G	129,723
Total current liabilities	180,311	8,885	(5,826)		183,370
Accrued severance pay	7,346	–	–		7,346
Other non-current liabilities	12,264	–	–		12,264
Deferred revenue	46,132	4,378	(3,353)	G	47,157
TOTAL LIABILITIES	246,053	13,263	(9,179)		250,137
STOCKHOLDERS' EQUITY:
Preferred stock	–	2	(2)	H	–
Common stock	3	1	(1)	H	3
Additional paid-in capital	601,298	24,644	(24,080)	I	601,862
Accumulated deficit	(269,904)	(25,817)	24,742	J	(270,979)
Accumulated other comprehensive loss	(2,962)	–	–		(2,962)
TOTAL STOCKHOLDERS' EQUITY	328,435	(1,170)	659		327,924
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$574,488	$12,093	$(8,520)		$578,061

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands, except per share amounts)

	Historical
	Imperva, Inc.	Prevoty, Inc.	Pro forma adjustments	Note 3	Pro forma combined
Net revenue
Products and license	$97,122	$1,807	$–		$98,929
Services	224,594	1,818	(474)	K	225,938
Total net revenue	321,716	3,625	(474)		324,867
Cost of revenue
Products and license	7,738	211	(111)	M	7,838
Services	56,215	704	533	N	57,452
Total cost of revenue	63,953	915	422		65,290
Gross Profit	257,763	2,710	(896)		259,577
Operating expenses:
Research and development	63,452	1,468	3,758	N	68,678
Sales and marketing	152,178	2,829	1,241	N	156,248
General and administrative	54,435	2,490	3,208	N	60,133
Restructuring charges	667	–	–		667
Amortization of acquired intangible assets	714	–	3,542	O	4,256
Total operating expenses	271,446	6,787	11,749		289,982
Loss from operations	(13,683)	(4,077)	(12,645)		(30,405)
Gain on sale of business	35,871	–	–		35,871
Other income (expense), net	1,142	(145)	40	P	1,037
Income (loss) before provision for income taxes	23,330	(4,222)	(12,605)		6,503
Provision for income taxes	461	–	–		461
Net income (loss)	$22,869	$(4,222)	$(12,605)		$6,042
Earnings per share
Basic	$0.68				$0.18
Diluted	$0.67				$0.18
Shares used in computing earnings per share
Basic	33,724				33,724
Diluted	34,238				34,238

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(in thousands, except per share amounts)

	Historical
	Imperva, Inc.	Prevoty, Inc.	Pro forma adjustments	Note 3	Pro forma combined
Net revenue
Products and license	$39,730	$1,106	$2,853	L	$43,689
Services	129,314	1,125	(551)	K,L	129,888
Total net revenue	169,044	2,231	2,302		173,577
Cost of revenue
Products and license	3,638	166	(67)	M	3,737
Services	32,637	121	195	N	32,953
Total cost of revenue	36,275	287	128		36,690
Gross Profit	132,769	1,944	2,174		136,887
Operating expenses:
Research and development	37,601	1,312	1,813	N	40,726
Sales and marketing	80,047	3,062	203	L,N	83,312
General and administrative	27,917	826	1,785	N,Q	30,528
Restructuring charges	2,551	–	–		2,551
Amortization of acquired intangible assets	264	–	1,771	O	2,035
Total operating expenses	148,380	5,200	5,572		159,152
Loss from operations	(15,611)	(3,256)	(3,398)		(22,265)
Other income (expense), net	1,949	(37)	37	P	1,949
Income (loss) before provision for income taxes	(13,662)	(3,293)	(3,361)		(20,316)
Provision for income taxes	19,178	–	–		19,178
Net income (loss)	$(32,840)	$(3,293)	$(3,361)		$(39,494)
Earnings per share
Basic	$(0.95)				$(1.14)
Diluted	$(0.95)				$(1.14)
Shares used in computing earnings per share
Basic	34,638				34,638
Diluted	34,638				34,638

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of Pro Forma Presentation

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the Acquisition had occurred on June 30, 2018.

The unaudited pro forma condensed combined statements of operations of Imperva and Prevoty for the year ended December 31, 2017 and six months ended on June 30, 2018 are presented as if the Prevoty acquisition had taken place on January 1, 2017.

Preliminary Purchase Consideration

For purposes of the pro forma financial information, the following table presents the components of the purchase consideration.

The purchase consideration reflects the payment of cash consideration of $132.2 million, subject to a finalized working capital adjustment, including cash transferred to selling shareholders and repayment of Prevoty’s historical related-party note payable which was accelerated on the closing of the transaction. Additionally, there is a cash payment of approximately $17.7 million required for certain shares of Prevoty common stock which are subject to forfeiture based upon time-based vesting and continuing employment, and were therefore excluded from purchase consideration.  Such amounts will be recognized as compensation expense post-acquisition over the vesting period.

In connection with the Acquisition, certain Prevoty stock options that were outstanding, unexercised and unvested were assumed and converted into options to purchase Imperva common stock. Separately, certain Prevoty stock options were cancelled and Imperva granted these individuals restricted stock units as a result of the cancelled options. The amounts included in consideration transferred are amounts attributable to services rendered prior to the closing date.

(in thousands)
Cash consideration	$132,152
Fair value of equity awards	564
Assumed liability	100
Total purchase consideration	$132,816

Preliminary Purchase Consideration Allocation

The following represents the preliminary allocation of the fair value of the purchase consideration to the acquired assets and assumed liabilities based on Prevoty’s balance sheet as of June 30, 2018, and is for illustrative purposes only.

(in thousands)
Net tangible assets	$9,095
Intangible assets
Developed technology	9,500
Customer relationships	1,800
Trade name and other	800
Goodwill	111,621
Total purchase consideration	$132,816

Goodwill of approximately $111.6 million represents the excess of the purchase consideration over the fair value of the net tangible and intangible assets acquired. Goodwill is primarily attributable to expected post-acquisition synergies from integrating Prevoty’s technology into Imperva’s cyber security solutions. None of the goodwill recorded as part of the Prevoty acquisition will be deductible for U.S. federal income tax purposes.

The following table sets forth the components of identifiable intangible assets acquired (in thousands) and their preliminary estimated useful lives as of the date of acquisition:

Intangible asset	Preliminary fair value	Estimated useful life (in years)
Developed technology	$9,500	4
Customer relationships	1,800	2
Trade name and other	800	3
Total	$12,100

The preliminary estimated fair value of Prevoty’s security solutions technology is $9.5 million. The preliminary estimated fair value of the underlying relationships with Prevoty customers is $1.8 million and the preliminary estimate of Prevoty’s trade name and other was $0.8 million. These preliminary estimates of fair value and weighted-average useful life could differ from the final purchase consideration allocation. For each 10% change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $300 thousand, assuming a weighted-average useful life of 3.6 years.

Prior to the acquisition, Prevoty had a net deferred tax asset position and Prevoty continues to be in a net deferred tax asset position, after adjustments for deferred tax liability of $5.6 million related to purchase accounting adjustments, and the net deferred tax asset is subject to a full valuation allowance. Imperva’s U.S. net deferred tax asset was also subject to a full valuation allowance. Therefore, the combined U.S. deferred tax asset position remains unchanged. As such, the unaudited pro forma condensed combined financial information do not include adjustments for tax-related items.

Accounting Policies

Imperva adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, (“ASC 606”) on January 1, 2018, utilizing the modified retrospective transition method whereas Prevoty, as a private company, had not adopted ASC 606. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, we refer to ASC 606 and Subtopic 340-40 as the “new standard”.

Under the previous guidance, the entire transaction fee of certain software arrangements was recognized ratably in revenue over the performance period; however, the new standard requires revenue recognition of a portion of the transaction price allocated to the functional license delivered at the inception of certain contractual arrangements. The pro forma adjustments reflect application of Prevoty’s adoption of the new standard.

Additionally, Prevoty had historically recognized commission expenses as incurred whereas Imperva capitalizes contract origination costs that are incremental and recoverable costs of obtaining a contract with a customer under the new standard. These costs are deferred and amortized over the applicable benefit period. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 has been adjusted for Prevoty’s adoption of the new standard. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 has not been adjusted for the deferred costs as Imperva would not recognize deferred costs as part of purchase accounting as they do not meet the definition of an identifiable asset under ASC 805.

Reclassifications

Prevoty had historically presented accounts payable and accrued expenses of $0.7 million as of June 30, 2018 as a single line item. The pro forma balance sheet was adjusted to conform Prevoty’s presentation to Imperva’s presentation as follows:

1.	To include $0.2 million in accounts payable
2.	To include $0.3 million in accrued compensation and benefits
3.	To include $0.2 million in accrued and other current liabilities

Note 2: Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

A.	To record the cash portion of the purchase consideration which was funded from cash and cash equivalents and from sale of short-term investments.

B.	To record goodwill.

C.	To record the estimated preliminary fair value of Prevoty’s identifiable intangible assets.

D.

To eliminate Prevoty's historical capitalized internally-developed software cost as any value attributable to internally-developed software was considered as part of the fair value of technology-related intangible asset.

E.	To record adjustment to accrued and other current liabilities as follows:

(in thousands)
To eliminate Prevoty’s historical deferred rent	$(14)
To eliminate historical common stock warrant liability of Prevoty that was extinguished prior to the closing date	(57)
To record assumed liability included in consideration transferred	100
To accrue Imperva's transaction-related expenses not reflected in historical financial statements	1,075
Total adjustment	$1,104

F.	To eliminate Prevoty's related-party note payable and accrued interest which were paid at closing.

G.	To record adjustment to current and noncurrent deferred revenue as follows:

	Deferred revenue, current	Deferred revenue, noncurrent
	(in thousands)
To reduce Prevoty’s historical deferred revenue for our initial assessment of the impact of ASC 606 adoption for Prevoty	$(2,880)	$(2,949)
To reflect a fair value adjustment	(474)	(404)
Total adjustment	$(3,354)	$(3,353)

The current deferred revenue balance for Prevoty includes customer deposits of $0.5 million, related to cancellable and refundable license and maintenance fees which were billed in advance.

H.	To eliminate Prevoty’s historical equity.

I.	To reflect an adjustment to additional paid-in capital as follows:

(In thousands)
To eliminate Prevoty’s historical equity	$(24,644)
To reflect amounts attributable to pre-combination service for assumed Prevoty awards included in consideration transferred	564
Total adjustment	$(24,080)

J.	To record adjustments to accumulated deficit as follows

(In thousands)
To eliminate Prevoty’s historical equity	$25,817
To reflect Imperva's acquisition-related transaction costs not reflected in the historical financial statements	(1,075)
Total adjustment	$24,742

Note 3: Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

K.

To record a reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer liability. The fair value adjustment is the difference between the preliminary fair values of acquired deferred revenues and the historical carrying amounts of Prevoty’s deferred revenues.

L.	To record impact of adoption of the new standard on Prevoty's statement of operations for the six months ended June 30, 2018 and Imperva had adopted new standard on January 1, 2018.

i.	Revenues: Prevoty’s historical product and service revenue have been adjusted to reflect the impact of the adoption of the new standard for the six months ended on June 30, 2018.

ii.	Other: Prevoty's cost to obtain customer contracts has been adjusted to reflect the adoption of the new standard for the six months ended on June 30, 2018.

M.

To eliminate Prevoty's historical amortization of internally developed-software costs as fair value attributed to Prevoty's technology was considered in the fair value of the technology-related intangible asset.

N.

To record the incremental stock-based compensation expense related to the Prevoty share-based awards assumed as part of the acquisition using the straight-line amortization method over the remaining vesting periods, offset by Prevoty’s historical expense. The adjustment is as follows (in thousands):

	Year ended December 31, 2017
	Eliminate Historical Prevoty	Record Replacement Awards	Increase
Cost of revenue - Services	$–	$533	$533
Research and development	(8)	3,766	3,758
Sales and marketing	(10)	1,251	1,241
General and administrative	–	3,208	3,208
Total	$(18)	$8,758	$8,740

	Six months ended June 30, 2018
	Eliminate Historical Prevoty	Record Replacement Awards	Increase
Cost of revenue - Services	$(2)	$197	$195
Research and development	(62)	1,875	1,813
Sales and marketing	(27)	428	401
General and administrative	(58)	1,603	1,545
Total	$(149)	$4,103	$3,954

O.	To record amortization of Prevoty’s intangible assets using the straight-line method based on the estimated useful lives assigned.

P.	To eliminate Prevoty's historical interest expense as the related-party note payable was paid off at closing of the Acquisition.

Q.	To eliminate historical acquisition-related transaction costs of $0.2 million that were reflected in the historical condensed statement of operations for the six months ended June 30, 2018.

Note 4: Pro Forma Net Loss Per Share

The pro forma combined basic and diluted net loss per share are based on the number of Imperva shares of common stock used in computing basic and diluted net loss per share. Dilutive potential common shares are included only if they have a dilutive effect on earnings per share. No adjustment has been made for the assumed Prevoty equity awards in the computation of pro forma combined diluted net loss per share since their effect would be anti-dilutive or not material.